Exhibit 99.1

Contact:

Mary Anthes

The Hain Celestial Group, Inc.

631-730-2200

HAIN CELESTIAL APPOINTS SCOTT M. O’NEIL

TO ITS BOARD OF DIRECTORS

Melville, NY, January 17, 2012—The Hain Celestial Group, Inc. (NASDAQ: HAIN), a leading natural and organic products company providing consumers with A Healthy Way of Life™, today announced the appointment of Scott M. O’Neil to its Board of Directors effective immediately. Scott O’Neil is President of Madison Square Garden Sports where he oversees the business operations of The Madison Square Garden Company’s (NASDAQ: MSG) three professional sports teams, the New York Knicks, New York Rangers and New York Liberty. Mr. O’Neil also manages the growing MSG Sports business of world-class live sporting events, including boxing, tennis and college basketball, and is responsible for MSG’s cross-platform marketing partnerships and suite sales for the currently underway top-to-bottom Transformation of Madison Square Garden.

“We’re excited to have Scott join our Board of Directors,” commented Irwin D. Simon, Founder, President, Chief Executive Officer and Chairman of the Board of Hain Celestial. “He has quickly built a world-class organization at MSG Sports, developing one of the top sales teams in the country, and is known and recognized for his brand building and marketing expertise. We look forward to Scott’s contributions in furthering our commitment to natural and organic brands as part of a healthy lifestyle.”

Mr. O’Neil has established a reputation in the sports industry as a leader in building management teams and attracting talent, driving results through an organizational culture focused on collaboration, innovation and execution. Since joining MSG in July 2008, Mr. O’Neil has driven an unprecedented level of marketing partnerships with industry leading brands, including JPMorgan Chase, Anheuser-Busch, Coca-Cola and Delta Air Lines. The Knicks, Rangers and Liberty are continually recognized in the sports industry for their brand strength, digital innovation and fan engagement across all platforms.

Prior to his joining MSG, Mr. O’Neil was Senior Vice President for the National Basketball Association, overseeing the league’s team marketing and business operations. Scott O’Neil holds an undergraduate degree in marketing from Villanova University School of Business and a master of business administration degree from the Harvard Business School.

Mr. O’Neil’s appointment brings the number of directors on Hain Celestial’s board to eleven.

The Hain Celestial Group, Inc.

The Hain Celestial Group (NASDAQ: HAIN), headquartered in Melville, NY, is a leading natural and organic products company in North America and Europe. Hain Celestial participates in many natural categories with well-known brands that include Celestial Seasonings®, Earth’s Best®, Terra®, Garden of Eatin’®, Sensible Portions®, Health Valley®, Arrowhead Mills®, MaraNatha®, SunSpire®, DeBoles®, Gluten Free Café™, Hain Pure Foods®, Hollywood®, Spectrum Naturals®, Spectrum Essentials®, Walnut Acres Organic®, Imagine®, Almond Dream®, Rice Dream®, Soy Dream®, WestSoy®, The Greek Gods®, Ethnic Gourmet®, Yves Veggie Cuisine®, Europe’s Best®, New Covent Garden Soup Co.®, Johnson’s Juice Co.®, Farmhouse Fare®, Linda McCartney®, Daily Bread™, Lima®, Danival®, GG UniqueFiber®, Grains Noirs®, Natumi®, JASON®, Zia® Natural Skincare, Avalon Organics®, Alba Botanica®, Queen Helene®, Earth’s Best TenderCare® and Martha Stewart Clean™. Hain Celestial has been providing “A Healthy Way of Life™” since 1993. For more information, visit www.hain-celestial.com.